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[LOGO OF JOHN HANCOCK(R)] Life Insurance Company (U.S.A.)
                          A Stock Company

                             SUPPLEMENTARY BENEFIT
                        RETURN OF PREMIUM DEATH BENEFIT

This rider is part of the policy to which it is attached. It takes effect at the same time as your policy, provided that Death Benefit Option 1 is in effect under the policy on that date. Should any provisions in the policy conflict with this rider, the provisions of this rider will prevail.

The Life Insured for this benefit is the same person who is the Life Insured under your policy. If this rider is attached to a survivorship policy, the Lives Insured for this benefit will be the same persons who are the Lives Insured under your policy. The name of the Life Insured or, if applicable, the names of the Lives Insured, are shown in Policy Specifications, Section 1.

BENEFIT

This benefit provides an additional insurance amount, payable on the death of the Life Insured (or the death of the Surviving Life Insured if this rider is attached to a survivorship policy). On receiving due proof that the Life Insured (or Surviving Life Insured) died while the benefit is in force, we will pay the benefit amount to the same beneficiary and in the same manner as the proceeds payable under the policy.

BENEFIT AMOUNT

The benefit is equal to the amount of the Return of Premium Death Benefit coverage as described below. The Maximum Benefit Amount is shown in the Policy Specifications page for this rider.

RETURN OF PREMIUM DEATH BENEFIT COVERAGE

The amount of the Return of Premium Death Benefit coverage is determined as follows:

(a) it has an initial value equal to the Percentage of Premium of your initial premium payment. The Percentage of Premium is as elected and shown on the Policy Specifications page for this rider. This percentage is set at issue and cannot be changed;

(b) the Percentage of Premium will be applied to each subsequent premium and increase the coverage at the time of premium payment by that amount;

(c) on each Processing Date, before we take any Monthly Deductions due, we will increase the coverage by the monthly equivalent of the annual Return of Premium Death Benefit Increase Rate;

(d) each withdrawal of part of the Net Cash Surrender Value taken under the policy will reduce the coverage at the time of withdrawal by an amount equal to the withdrawal, except that the coverage will not reduce to less than zero; and

(e) each request for a decrease in the benefit amount will reduce the coverage on the effective date of the decrease by the amount of the decrease requested, except that the coverage will not be decreased to less than zero.

The initial annual Return of Premium Death Benefit Increase Rate is shown in the Policy Specifications page for this rider. You may make a written request to change this rate, subject to the following:

(a) a decrease in the rate will take effect on the Annual Processing Date coincident with or next following the date we receive the request; and

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(b) an increase in the rate will be subject to your providing us with evidence of insurability satisfactory to us and to our approval of the increase. The increase will take effect on the Annual Processing Date coincident with or next following the date of our approval.

The amount of the Return of Premium Death Benefit coverage will not exceed the Maximum Benefit Amount shown in the Policy Specifications page for this rider.

NO-LAPSE GUARANTEE

This benefit is covered under the No-Lapse Guarantee in your policy for the same period.

CESSATION OF INCREASES

Increases in the Return of Premium Death Benefit coverage will cease at the earliest of:

(a) the Processing Date coincident with or next following the date we receive your written request for cessation of any further increases;

(b) the Processing Date coincident with or next following the date we approve your written request for a change to policy Death Benefit Option 2 if the policy allows for such a change to be made;

(c) the date on which the amount of the Return of Premium Death Benefit coverage becomes equal to the Maximum Benefit Amount shown in the Policy Specifications page for this rider;

(d) the date the Life Insured reaches Age 100 (or if this rider is attached to a survivorship policy, the date the younger Life Insured reaches Age 100 or would have reached Age 100 if living); or

(e) the Processing Date coincident with or next following the date we receive your written request to reduce the amount of the Return of Premium Death Benefit coverage or the Supplemental Face Amount or Base Face Amount of insurance under the policy.

After increases cease, we will not take into account any more premiums paid or apply the Return of Premium Death Benefit Increase Rate in determining the amount of the Return of Premium Death Benefit coverage.

DECREASE IN BENEFIT AMOUNT

You may make a written request to decrease the benefit amount. The decrease will take effect on the Processing Date coincident with or next following the date we approve the request. The Return of Premium Death Benefit coverage will be reduced by the amount of the requested decrease. Decreases in the benefit amount are not subject to pro-rata Surrender Charges.

PARTIAL NET CASH SURRENDER VALUE WITHDRAWALS

If you make a written request for a withdrawal of part of the Net Cash Surrender Value under the policy while this benefit is in force, we will process the withdrawal, so that the withdrawal:

(a) first reduces the amount of the Return of Premium Death Benefit coverage;
    then

(b) any applicable Supplemental Face Amount under the policy will then be reduced by the amount, if any, by which the net withdrawal exceeds the amount of the Return of Premium Death Benefit coverage; then

(c) the Base Face Amount under the policy will be reduced by the amount, if any, by which the net withdrawal exceeds the sum of the Return of Premium Death Benefit coverage and any applicable Supplemental Face Amount.

As described above, we will generally process the withdrawal so it reduces the Supplemental Face Amount before it reduces the Base Face Amount but we reserve the right to allow a reduction in Base Face Amount prior to fully reducing the Supplemental Face Amount.

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COST OF INSURANCE

The cost of insurance for this benefit is charged monthly as part of the Monthly Deductions under the policy, and ceases when Monthly Deductions cease under the policy. The monthly cost of insurance rates will always be less than or equal to the Maximum Monthly Rates shown in the Table of Rates, Section 2 of the policy.

INCONTESTABILITY

This benefit shall be incontestable after it has been in force during the Life Insured's lifetime (or during the lifetime of the Lives Insured if this rider is attached to a survivorship policy) for two years from the Issue Date shown in the Specifications section of the policy.

For any increase which requires evidence of insurability satisfactory to us, the contestable period will start on the effective date of the increase.

SUICIDE EXCLUSION

If the Life Insured (or either of the Lives Insured when this rider is attached to a survivorship policy) dies by suicide, while sane or insane, within two years of the Issue Date shown in the Specifications section of the policy, this benefit will terminate and we will pay only the amount of Monthly Deductions charged for the benefit.

If the Life Insured (or either of the Lives Insured when this rider is attached to a survivorship policy) dies by suicide, while sane or insane, within two years after the effective date of an increase which required evidence of insurability satisfactory to us, for that increase we will pay only the Monthly Deductions charged for the increase.

BENEFIT DEFAULT

This rider will go into default at any time the policy goes into default, and will be subject to the same conditions for bringing the policy out of default.

TERMINATION

This rider terminates at the same time as the policy.

This rider may be reinstated with the policy, subject to the same conditions that apply for reinstating the policy. Upon reinstatement, the amount of the Return of Premium Death Benefit coverage will be equal to the amount at termination, plus the value equal to the Percentage of Premium of your premiums paid for reinstatement.

                                    JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)

                                    SPECIMEN

                                    /s/ John DesPrez III
                                    --------------------------------------
                                    President

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1. POLICY SPECIFICATIONS (CONTINUED) - [POLICY 12 345 678]

                            SUPPLEMENTARY BENEFITS

                 BENEFIT  RETURN OF PREMIUM DEATH BENEFIT

            LIFE INSURED  LIFE INSURED'S NAME [LIVES INSURED NAMES], AGE, SEX,

 [LIVES INSURED] DETAILS  RISK CLASSIFICATION AND ADDITIONAL RATING (IF
                          APPLICABLE) ARE SHOWN IN THE POLICY SPECIFICATIONS

             BENEFICIARY  AS DESIGNATED IN THE APPLICATION OR SUBSEQUENTLY
                          CHANGED

          BENEFIT AMOUNT  AS DETERMINED BY THE RETURN OF PREMIUM DEATH BENEFIT
                          COVERAGE PROVISION

  MAXIMUM BENEFIT AMOUNT  $[500,000]

 RETURN OF PREMIUM DEATH  INITIAL RATE [5]%
   BENEFIT INCREASE RATE

   PERCENTAGE OF PREMIUM  [100]%